Exhibit 107

Calculation of Filing Fee Table

FORM S-4
(Form Type)

DUDDELL STREET ACQUISITION CORP.
(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(2)	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee(5)
Newly Registered Securities
Fees to Be Paid	Equity	Redeemable warrants(9)(14)	Rule 457(g)	5,000,000	—	(7)	—	(7)	—	(7)	—	(7)

	Equity	Class A common stock, par value $0.0001 per share(15)	Rule 457(g)	5,000,000	$7.32	(16)	$36,600,000.00		0.0000927		$3,392.82

	Equity	Class A common stock, par value $0.0001 per share (17)	Rule 457(g)	8,750,000	$7.32	(16)	$64,050,000.00		0.0000927		$5,937.44

Fees Previously Paid	Equity	Class A common stock, par value $0.0001 per share (12)	Rule 457(c) and (f)(1)	10,000,000	$9.90	(4)	$99,000,000.00	(4)	0.0000927		$9,177.30
	Equity	Class A common stock, par value $0.0001 per share (13)	Rule 457(c) and (f)(1)	3,819,600	$9.90	(4)	$37,814,040.00	(4)	0.0000927		$3,505.36
	Equity	Class A common stock, par value $0.0001 per share (9)(11)	Rule 457(c) and (f)(1)	15,351,400	$9.90	(4)	$151,978,860.00	(4)	0.0000927		$14,088.44
	Equity	Class A common stock, par value $0.0001 per share(3)(9)(10)	Rule 457(c) and (f)(1)	119,892,848	$9.90	(4)	$1,186,939,195.20	(4)	0.0000927		$110,029.26
	Equity	Redeemable warrants(6)(9)	Rule 457(g)	8,750,000	—	(7)	—	(7)	—	(7)	—	(7)
	Equity	Class B common stock, par value $0.0001 per share(8)(10)	Rule 457(c) and (f)(1)	8,179,624	$9.90	(4)	$80,978,277.60	(4)	0.0000927		$7,506.69

		Total Offering Amounts					$1,657,360,372.80				$153,637.31
		Total Fees Previously Paid									$145,466.96
		Net Fee Due									$8,170.35

(1)	Prior to the consummation of the business combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Duddell Street Acquisition Corp., a Cayman Islands exempted company limited by shares (“DSAC”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which DSAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). As used herein, “New DSAC” refers to DSAC after the Domestication. All securities being registered will be issued by New DSAC, the continuing entity following the Domestication, or New FiscalNote, the continuing entity following the business combination described in this proxy statement/prospectus, which will thereafter be renamed “FiscalNote Holdings, Inc.”, as further described in the proxy statement/prospectus. As used herein, “New FiscalNote” refers to DSAC after the consummation of the business combination described in this proxy statement/prospectus.

(2)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	The number of shares of common stock being registered represents: (a) the number of Class A ordinary shares of DSAC (“DSAC Class A ordinary shares”) that were registered pursuant to the Registration Statement on Form S-1 (333-249207) (the “IPO Registration Statement”) and offered by DSAC in its initial public offering, all of which will be automatically converted by operation of law into shares of Class A common stock, par value $0.0001 per share, of New FiscalNote (“New DSAC Class A common stock” or “New FiscalNote Class A common stock”) in the Domestication; (b) the number of Class B ordinary shares of DSAC (“DSAC Class B ordinary shares”) outstanding immediately prior to the Domestication, all of which will be converted into DSAC Class A ordinary shares immediately prior to the Domestication and will automatically be converted by operation of law into shares of New DSAC Class A common stock in the Domestication; and (c) the maximum number of shares of New FiscalNote Class A common stock estimated to be issued in connection with the business combination described in the proxy statement/prospectus, which is based on the sum of: (x) 87,752,044 shares of New FiscalNote Class A common stock to be issued in connection with the merger described in the proxy statement/prospectus assuming the exercise of warrants held by certain investors in FiscalNote to purchase FiscalNote Class A common stock immediately prior to the consummation of the Business Combination, and (y) 10,265,804 shares of New FiscalNote Class A common stock to be reserved for issuance upon the exercise of options and restricted stock units (“RSUs”) to purchase New FiscalNote Class A common stock, which are currently options and RSUs of FiscalNote Holdings, Inc. (“FiscalNote”).

(4)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low trading prices of the DSAC Class A ordinary shares on the Nasdaq Capital Market (“Nasdaq”) on November 30, 2021 ($9.90 per DSAC Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act. For purposes of calculating the registration fee, shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock (as defined below) are treated as having the same value as DSAC Class A ordinary shares, as each DSAC Class A ordinary share will become a share of New DSAC Class A common stock in the Domestication and DSAC Class B ordinary shares are treated as having the same value as DSAC Class A ordinary shares, as each DSAC Class B ordinary share is convertible into one DSAC Class A ordinary share in connection with the Domestication.

(5)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.

(6)	The number of redeemable warrants to acquire shares of New DSAC Class A common stock being registered represents the number of redeemable warrants to acquire DSAC Class A ordinary shares that were registered pursuant to the IPO Registration Statement referenced in note (3) above and offered by DSAC in its initial public offering (“DSAC public warrants”). The DSAC public warrants automatically will be converted by operation of law into redeemable warrants to acquire shares of New DSAC Class A common stock in the Domestication (“New DSAC public warrants”).
(7)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(8)	Based on 8,179,624 shares of Class B common stock, par value $0.0001 per share, of New FiscalNote (“New FiscalNote Class B common stock”) estimated to be issued in connection with the business combination described in the proxy statement/prospectus.

(9)	Pursuant to the Business Combination Agreement, at the closing of the Domestication, (A) each then issued and outstanding Class A ordinary share of DSAC will convert automatically into one share of New FiscalNote Class A common stock, (B) each then issued and outstanding Class B ordinary share of DSAC will convert automatically into one share of New FiscalNote Class A Common Stock, and (C) each then issued and outstanding common warrant of DSAC will convert automatically into one warrant to purchase one share of New FiscalNote Class A Common Stock. As such, the number of shares of New FiscalNote Class A common stock and the number of shares of New FiscalNote Class A common stock underlying the New FiscalNote warrants to be issued to existing securities holders of DSAC in connection with the Business Combination are calculated based on the number of DSAC securities held by such holders as of the date of the proxy statement/prospectus.

(10)	The maximum numbers of New FiscalNote Class A and Class B common stock to be issued to existing FiscalNote security holders are calculated by dividing the quotient of (A) the sum of $1 billion (the Company Value as defined in the Business Combination Agreement) plus the aggregate exercise price payable with respect to vested FiscalNote options and FiscalNote warrants, (assumed to be approximately $11 million), divided by (B) the total number of issued and outstanding FiscalNote shares, (assumed to be 85,918,941), taking into account the total number of shares issued or issuable as a result of any exercise or conversion of all FiscalNote equity securities outstanding immediately prior to the effective time of the Merger, by $10.00 (the “Exchange Ratio”). The resulting Exchange Ratio is approximately 1.17, which we believe remains consistent as of April 27, 2022. Each share of FiscalNote ClassA common stock (other than dissenting shares) will be cancelled and converted into the right to receive shares of Newco Class A Common Stock as determined pursuant to the Exchange Ratio, (ii) each share of FiscalNote Class B common stock (other than dissenting shares) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of Newco Class B Common Stock, as determined pursuant to the Exchange Ratio, (iii) all of the warrants to purchase shares of FiscalNote Class A common stock or FiscalNote preferred stock outstanding and unexercised or unconverted, as applicable, immediately prior to the Business Combination will be deemed automatically exercised or converted into the right to receive a number of shares of New FiscalNote Class A common stock determined pursuant to the Exchange Ratio, (iv) all options to purchase shares of Class A common stock of FiscalNote, vested or unvested, will convert into stock options to purchase shares of New FiscalNote Class A Common Stock determined in accordance with the Exchange Ratio, (v) all of the vested restricted stock units to acquire shares of Class A common stock of FiscalNote will be automatically deemed settled and converted into the right to receive that number of shares of New FiscalNote Class A Common Stock determined pursuant to the Exchange Ratio, and (vi) all of the unvested restricted stock units to acquire shares of Class A common stock of FiscalNote outstanding immediately prior to the Business Combination will be automatically assumed and converted into restricted stock units relating to shares of Newco Class A Common Stock, subject to substantially the same terms and conditions as were applicable immediately before the Business Combination.

(11)	Based on the maximum number of shares of New FiscalNote Class A common stock estimated to be issued as earnout considerations in connection with the business combination described in the proxy statement/prospectus. Represents up to 15,351,400 shares of New FiscalNote Class A common stock (including shares reserved for issuances upon separation of RSUs) to be issued to certain holders of FiscalNote securities as earnout considerations pursuant to the Business Combination Agreement (as defined in the proxy statement/prospectus) upon occurrence of certain triggering events set forth thereunder.
(12)	Represents up to 10,000,000 shares of New FiscalNote Class A common stock (the “Bonus Shares”) to be issued to the holders of DSAC Class A Ordinary Shares that do not elect to redeem their shares pursuant to the Business Combination Agreement.
(13)	Represents up to 3,819,600 shares of New FiscalNote Class A common stock (including shares reserved for issuances upon separation of RSUs) to be issued to certain holders of FiscalNote securities as earnout considerations upon the occurrence of one additional triggering event and additional earnout considerations to be issued due to changes in the number of currently outstanding FiscalNote securities.
(14)	Represents 5,000,000 warrants to be issued upon adjustments to the currently outstanding DSAC warrants (the “Adjustment Warrants”) as a result of the issuances of the Bonus Shares.
(15)	Represent 5,000,000 shares of New FiscalNote Class A common stock issuable upon exercise of the Adjustment Warrants.
(16)	Based on the exercise price of the warrants.
(17)	Represent 8,750,000 shares of New FiscalNote Class A common stock issuable upon exercise of the New FiscalNote warrants to be issued to existing securities holders of DSAC in connection with the Business Combination.

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